SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 21, 2003

Date of Report (Date of earliest event reported)

Proxim Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30993	52-2198231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

935 Stewart Drive Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1

Item 5. Other Events.

     On October 2, 2003, Proxim Corporation (“Proxim” or the “Company”) issued a press release announcing that the Company had agreed to amend the Securities Purchase Agreement with Warburg Pincus Private Equity VIII, L.P. (“Warburg”), Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchasers Fund L.P. and Broadview Capital Partners Affiliates Fund LLC (collectively with Warburg, the “Investors”), dated as of July 22, 2003, pursuant to which the Investors had collectively invested $30 million in Proxim pursuant to secured exchangeable promissory notes (the “July 2003 Notes”). On October  21, 2003, the Company and the Investors entered into an Amended and Restated Securities Purchase Agreement (the “Amended Agreement”), pursuant to which, among other things, the Company and the Investors agreed to amend and restate the terms of the July 2003 Notes.

     In accordance with the Amended Agreement, on October 21, 2003, the Investors cancelled the July 2003 Notes and the Company issued to the Investors amended and restated secured subordinated exchangeable promissory notes (the “Amended Notes”) with aggregate principal amount equal to $30,000,000. The Amended Notes bear interest at 25% per annum commencing on July 30, 2003, the date of issuance of the July 2003 Notes. The Amended Notes are due upon the earliest of (i) the occurrence of an event of default under the Amended Notes, subject to election by the holders of at least a majority of the aggregate principal amount outstanding under the Amended Notes (the “Required Holders“), except in the case of an event of default relating to bankruptcy or insolvency or similar proceedings, as set forth in the Amended Notes, (ii) any date on which the holder of an Amended Note demands payment under the terms of the Amended Notes, upon the occurrence of a Change of Control (as defined in the Form of Series B Preferred Certificate of Designations, Preferences and Rights of the Series B Preferred Convertible Preferred Stock, attached as Exhibit D to the Amended Agreement (the “Series B Preferred Certificate of Designations”)) and (iii) September 30, 2004 (the earliest of (i), (ii) and (iii), the “Maturity Date”). The Amended Notes may be exchanged for shares of the Company’s Series B convertible preferred stock (the “Series B Preferred”) at the Investors’ sole discretion, following approval of the Company’s stockholders, and will not be automatically exchanged following stockholder approval as previously provided in the July 2003 Notes. Pursuant to the Amended Notes, Proxim will continue to be subject to restrictive covenants, including but not limited to limitations on incurrence of indebtedness, granting of liens, the sale of material assets and the payment of dividends.

     The Series B Preferred, if issued upon exchange of the Amended Notes, will be convertible into shares of Proxim’s common stock at an initial conversion price of $1.15 per share. The Series B Preferred will have rights to a liquidation preference that accretes at 14% per annum compounding quarterly for a seven-year life and that accelerates upon a Change of Control (as defined in the Series B Preferred Certificate of Designations) or Material Asset Sale (as defined below). The Series B Preferred, if issued, also will be entitled to weighted average conversion price adjustments for dilutive issuances and subscription rights in certain equity financings. Proxim will have the right to require conversion of the Series B Preferred after five years if the closing price of the Company’s common stock exceeds 300% of the conversion price for 90 consecutive trading days.

     Upon receipt of stockholder approval, the Company will issue to the Investors warrants to acquire an aggregate of 18 million shares of common stock having an exercise price equal to $1.46 per share and warrants to acquire 6 million shares of common stock having an exercise price equal to $1.53 per share (collectively, the “Warrants”).

     Assuming exchange of $30 million in aggregate principal amount of the Amended Notes, together with accrued interest, on September 30, 2004, the shares of Series B Preferred to be issued upon exchange of the Amended Notes and the Warrants would be expected to represent approximately 14.3% and 10.1%, respectively, of Proxim’s outstanding capital stock on an as-converted and as-exercised basis, based on shares outstanding as of October 9, 2003 and excluding outstanding employee options and warrants to purchase approximately 31.7 million shares of common stock.

     Prior to this transaction, and excluding any effects of the issuance of the July 2003 Notes, Proxim’s Series A convertible preferred stock (the “Series A Preferred”) and common stock warrants currently held by the Investors (the “Existing Warrants”) represented approximately 16.7% and 7.6%, respectively, of Proxim’s outstanding capital stock on an as-converted and as-exercised basis, based on shares outstanding as of October 9, 2003 and excluding employee options and warrants to purchase approximately 31.7 million shares of common stock. Assuming the issuance of the Series B Preferred upon exchange of the Amended Notes on September 30, 2004 and the issuance of the Warrants, the Series A Preferred and the Existing Warrants would be expected to represent an aggregate of approximately 17.1% and 7.2%, respectively, of Proxim’s outstanding capital stock on an as-converted and as-exercised basis, based on shares outstanding as of October 9, 2003 and excluding employee options and warrants, and as adjusted to account for anti-dilution adjustments in connection with the issuance of the Amended Notes.

     As promptly as reasonably practicable, Proxim will call a special meeting of stockholders to approve the Investors’ right to exchange the Amended Notes for shares of Series B Preferred and the issuance of the Warrants (the “Special Meeting”).

     The Investors also have agreed to make available to the Company an additional $10 million, issuable in exchange for senior secured exchangeable promissory notes (the “New Notes” and together with the Amended Notes, the “Notes”) with the same terms as, but senior to, the Amended Notes. Of this amount, the Investors have agreed to permit the Company to call an investment of $5 million prior to stockholder approval and the balance for up to 90 days following stockholder approval at the Special Meeting, provided in each case that no event of default has occurred. If the Company calls an investment of $5 million prior to stockholder approval, an increased interest rate of 30% will apply to this amount as well as all other outstanding indebtedness to the Investors until such time as stockholder approval is obtained. The interest rate on all outstanding indebtedness also increases by 5% upon the occurrence of an event of default under the Amended Notes or New Notes, or otherwise from and after the Maturity Date. The Company has the option to prepay the indebtedness in whole or in part in amounts not less than 25% of the aggregate outstanding principal of the Amended Notes and New Notes, as the case may be (or such lesser aggregate principal amount as remains outstanding at the time of prepayment), at any time and from time to time following the Special Meeting, upon ten days’ notice to the Investors.

     Under the terms of the Series B Preferred Certificate of Designations, in the event of a Change of Control, the holders of the Series B Preferred will have the right to require the Company to convert their shares of Series B Preferred into shares of Proxim’s common stock if, on conversion, the Series B Preferred will receive not less than 110% of its liquidation preference in the transaction. If not, the Series B Preferred may be put back to Proxim at a price equal to 101% of its liquidation preference.

     In the event of any sale of the Company’s assets that does not constitute a transfer of all or substantially all of the Company’s assets but as a result of which the Company’s revenues for the twelve-month period preceding the transaction would have declined by 40% or more on a pro forma basis giving effect to such asset sale (a “Material Asset Sale”), the holders of Series B Preferred shall have the right to require the Company to repurchase the Series B Preferred at a cash price equal to its liquidation preference.

     In the event of a Change of Control or a Material Asset Sale within seven years of the closing of the financing, the liquidation preference of the Series B Preferred will be increased to include seven years’ worth of interest accrual. In addition, the Warrants to be issued upon stockholder approval will be entitled upon the occurrence of a Change of Control to be valued at their full Black-Scholes valuation based upon the prior 180 trading days and the remaining life of the Warrants. Proxim must redeem the Series B Preferred following the seventh anniversary of its issuance.

     In the event of an occurrence of a Change of Control of Proxim while the Notes are outstanding, each Investor will have the right to put its Note to Proxim for an amount equal to 150% of the accrued value of its Note, with a cap of $10 million on the accrued interest portion. If at any time prior to the stockholder vote, Proxim’s Board of Directors withdraws or adversely modifies its recommendation to the stockholders to vote in favor of the exchange of the Notes, the Notes shall become immediately due upon election by the Required Holders and Proxim must pay the Investors aggregate incremental interest of 3.33% of the outstanding principal balance of all of the outstanding Notes.

     The Company and the Investors have modified the definition of material adverse change under the Amended Agreement that triggers an event of default under the Notes to include (i) any adverse ruling or judgment in the Company’s pending patent infringement litigation with Symbol Technologies, Inc. that requires the Company and/or any of its subsidiaries to render payment or post a bond equal to or greater than $10 million (whether or not such payment has been made or bond posted as of such date) and (ii) any other rulings or judgments made against the Company and/or any of its subsidiaries in the patent infringement litigation with Symbol or any other litigations, the effects of which rulings or judgments are material and adverse to the Company and its subsidiaries, taken as a whole. As previously agreed between the Company and the Investors, a material adverse change that triggers an event of default under the Notes also means, among other things, any change, event or occurrence which, individually or in the aggregate, has had a material adverse effect on, or a material adverse change in, the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that had the effect of reducing revenues or net income of the Company and its subsidiaries, taken as a whole, by more than $15 million in any quarter compared to published financial statements (if publicly announced) or consensus analysts estimates (in the case of a quarter for which financial results have not yet been publicly announced) and that was not disclosed in certain documents filed with the Securities and Exchange Commission on or prior to the date of the Amended Agreement (and excluding, in all cases, the effects of any restructuring charges already taken or otherwise publicly announced, and the effects of terminating the Company’s 305 Soquel Way lease obligation, as publicly disclosed by the Company); provided, however, that, pursuant to the modified definition, a reduction in net income for the third quarter of 2003 as a result of any ruling in the Company’s pending patent infringement litigation with Symbol Technologies, Inc. (x) occurring prior to the date of the Amended Agreement and (y) disclosed in writing to the Investors prior to the date of the Amended Agreement shall not constitute a material adverse change under these provisions.

     Proxim is required to file a registration statement on Form S-1, or if available, Form S-3 with the Securities and Exchange Commission (the “SEC”) within 30 days following the filing of Proxim’s annual report on Form 10-K with the SEC for the year ending December 31, 2003. Upon the effectiveness of such registration statement, the Investors will have the right to resell any shares of common stock issuable upon conversion of the Series A Preferred and the Series B Preferred and the shares of common stock issuable upon exercise of the Existing Warrants and the Warrants.

     Following receipt of stockholder approval and the issuance, if any, of shares of Series B Preferred upon exchange of the Amended Notes, and subject to certain limitations based upon the market price of Proxim’s common stock on July 22, 2003, the date of announcement of the execution of the initial Securities Purchase Agreement for issuance of the July 2003 Notes, or the date of issuance of the Series B Preferred, the holders of Series B Preferred will vote on an as-converted basis with holders of Proxim’s common stock, except that the separate approval of the holders of Series B Preferred is required in the event that Proxim were to amend its certificate of incorporation or bylaws in a manner adverse to the Series B Preferred stockholders, offer to sell senior or parity equity securities, redeem or repurchase any equity securities (other than from an employee, director or consultant), or make any payments or distributions, including dividends, with respect to its common stock.

     Warburg has agreed until July 22, 2007 to limit its voting rights to no more than 45% of the issued and outstanding voting stock of Proxim. In addition, for so long as each of the Investors owns at least 25% of the aggregate principal amount of the Amended Notes issued to each of them on October 21, 2003 or 25% of the shares of Series B Preferred issued to them (including as owned and outstanding such shares of Proxim’s common stock issuable upon conversion of the shares of Series B Preferred and upon exercise of the Warrants), and Warburg owns at least 25% of the shares of Series A Preferred (including as owned and outstanding such shares of Proxim’s common stock issuable upon conversion of the shares of Series A Preferred and exercise of the Existing Warrants), the Investors will have the right to hold three out of a possible nine seats on Proxim’s Board of Directors and Warburg shall have the right to have one observer attend meetings of the Board of Directors.

     The Amended Agreement, including exhibits, is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The foregoing descriptions of such documents are qualified in their entirety by reference to Exhibit 2.1.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION
(Registrant)

Dated: October 24, 2003	By:	/s/ David L. Thompson

David L. Thompson
Chief Financial Officer,
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
Number

2.1	Amended and Restated Securities Purchase Agreement, dated as of October 21, 2003, by and among Proxim Corporation, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund LLC.